EXHIBIT (j)(19)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 121 to the Registration Statement on Form N-1A for the Eaton Vance Mutual Funds Trust ("Registration Statement") of our report dated December 20, 2006, relating to the financial statements and financial highlights of the Eaton Vance Structured Emerging Markets Fund (the "Fund"), which appears in the October 31, 2006 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts February 26, 2007